Exhibit 99.2

American Apparel Inc.
First Quarter 2008 Earnings
May 13, 2008

Operator: Please stand by.  We're about to begin.  Good day, everyone, and welcome to the American Apparel, Inc. First Quarter 2008 Earnings Conference Call.  Please be aware that today's conference is being recorded.  And now for opening remarks and introductions I would like to turn the call over to Joe Teklits.  Please go ahead.

Joe Teklits: Thank you.  Good afternoon, everybody.  Joe Teklits with ICR.  I want to apologize that there's no release out yet.  The Q is going to be filed this week and since it wasn't filed by the time the release went out this afternoon our lawyers had to add a table to the release and we had to get the proper language from them before we could go out with the release.  So we do apologize and it will be out probably in the next 15 minutes.  So hopefully as we go through this call it will make sense to you and it will certainly make more sense obviously when you see the numbers in the release.  But we do want to get started for the purposes of time.  I'm going to read the Safe Harbor and then I'm going to turn it over to Dov Charney for some opening remarks.

So, the Safe Harbor.  Before we get started I would like to remind you of the language.  The statements contained in this conference call which are not historical facts may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, all of which are described in the company's filings with the SEC.

We're going to allot about 45 minutes for this call, so we'll close it down around 6 o'clock and now I will turn the call over to the company Chairman and CEO, Dov Charney.

Dov Charney, CEO: Thank you and hello, everyone.  With me on the call is Adrian Kowalewski, our Director of Corporate Finance and Development, who will go into the details of this quarter.  First let me say that we're very pleased with our first quarter results and we continue to be pleased with the momentum in the business and the momentum of the American Apparel brand.  Each of our three predominantly retail divisions, the US retail division, the Canadian division, and the international division, have posted at least double the operating profit of last year's first quarter.  So there's good news there.  Our 36% comp in the first quarter was ahead of our plan when we started the year.  And so even though we incurred some one-time expenses in the first quarter we're able to continue to guide to $70 to $75 million of EBITDA for the year.

I'm also excited about the investments we are making in the business that should pay off in the near and long term.  As you may know from a previous release that we -- I think we released this morning.  We announced the purchase of another fabric dye house here in LA.  Actually, I'm in New York, but here in LA with the American Apparel factory.  We now have two fabric dyeing and finishing facilities and we will now be able to service most of our fabric and dyeing and finishing needs on a vertically integrated basis.  The bottom line is we're going to be able to finish and dye our own fabric, which will allow us to control quality, the quality of our product.  Control things like shrinkage and also we will be able to realize a financial opportunity as a result of doing more of our own vertically integrated manufacturing.

As you may also know, late last year we purchased a garment dye facility.  We spent a lot of time and money optimizing our garment dye operation.  Understand that garment dying is separate from fabric dyeing.  Garment dyeing is done after selling, okay, so we spent a lot of time and money developing, developing the garment dye operation.  We're excited about having gotten this garment dye facility underway and it's going to give us the ability to put out exciting products and to continue putting out exciting products like garment dye jeans which we did before, but we were outsourcing.  Now we're going to be able to do it ourselves and control the quality of the dye better.  Putting out products like garment dye jeans, t-shirts, and bags in a variety of washes, including wash techniques like acid, colored acid washes, which you can see in our store.  If one of you are near our stores you can go check it out.  We have colored acid washed bags and stuff like that.

We have also made other necessary moves like relocating our Canadian distribution operations, which will allow us to enlarge our retail store base in Canada.  Additionally, we are happy about having implemented the first phase of our ERP system in our Los Angeles factory, which we think is going to have a huge impact on the efficiency of our business.  We will continue of course to upgrade our financial team.  You will see in the release that, well, which is to come out in a few moments, that we have engaged and continue to work with Moss Adams on moving us towards being SOX compliant.  I know this is a very important issue for our investors and it's also an important issue for us.  Stay tuned.  We're going to be making a lot of progress as far as building a world class financial team at American Apparel and we really appreciate everybody's support on that matter.

And finally, we continue to open great stores around the world.  We have 40 leases signed and -- over 40 leases signed, and we're well on our way to opening at least 40 to 45 stores in 2008.  We opened our sixth store in Japan during the first quarter.  [Mr. Charney inadvertently stated that a sixth store was opened in Japan during the first quarter.  This is incorrect.  The sixth store was opened in Japan during the second quarter of 2008.] We also opened a store in Australia, which is doing very well, and we're about to open a store in the next couple weeks in Barcelona and Shanghai.  At this point I'm going to let Adrian take over and give you some of the financial details on the quarter.  And then we will take a couple questions from the crowd.  Thank you very much, and Adrian, (inaudible).

Adrian Kowalewski, Director of Corporate Finance & Development: Thanks, Dov.  In the first quarter of '08 American Apparel reported total net sales of $111.6 million, an increase of 52% over the first quarter of 2007.

Sales for our US retail segment increased 56% to $33.1 million.  We ended the period with 106 stores, up from 93 at the end of the first quarter a year ago.  Same store sales in our US retail division were up 40% on the quarter.

Sales for our Canadian segment increased 70% to $12.2 million.  At the end of the period we had 29 stores in Canada, up from 25 a year ago, and roughly 50% of our Canadian sales for the quarter were from retail stores.  Same-store sales in our Canadian division was up 43%.

International sales increased 84% to $29 million. We finished the quarter with 51 stores in 13 countries, up from 31 stores a year ago.  Same-store sales in our international segment were up 24%.  Retail comprised approximately 85% of our international business and all of our same-store sales information is presented on a constant currency basis.

Net sales for the company's US wholesale division increased 27% to $37.4 million. This division also includes our online consumer sales, which for the quarter were 5.9 million versus $3.0 million in the same quarter a year ago.

Gross margin in the quarter declined 280 basis points to 55.3%.  The primary driver to this decline was a decline in the gross margin of our US wholesale segment, which was 20.6% in the first quarter versus 38.4% which we reported last year. We expect gross margins to come in around the mid-20s range for the rest of the year.  Gross profit in the first quarter of 2008 was impacted by some one-time expenses.  Approximately $900,000 of additional cost was due to start-up costs at our previously mentioned garment dye facility purchased in September 2007.  $500,000 was from extra costs related to a three-day production shut-down to accommodate the cut-over to a new ERP system, the first phase of which successfully went live on April 1.

Gross profit was also impacted by increased costs due to the hiring of a significant number of additional production employees to support the continued growth of the company.  By the end of this month we expect we will have added over 600 production employees since year-end.

Operating expenses increased 170 basis points to 51.4% of sales, partly as a result of a shift in mix reflecting the growth of our retail operations.  Operating expenses in the first quarter of 2008 were impacted by an additional $400,000 related to stock-based compensation expense to directors, recognized as an expense in the period, $700,000 in legal expenses incurred to defend against a wrongful termination suit against an independent contractor, and $400,000 from costs related to the relocation of our Canadian headquarters and warehouse operation.

Retail store pre-opening expenses for the quarter were $1.7 million versus $1.1 million in the first quarter of the previous year.  As Dov mentioned, we currently have over 40 leases signed for retail stores and we still expect to open 40 to 45 stores for the year.

Operating income for the quarter was $4.4 million versus $6.2 million a year ago.  US retail, Canadian, and International segments all posted at least 100% operating income growth increases.  However, this was offset by the previously mentioned drop in the US wholesale operating profit.  Net interest expense for the quarter was $3.3 million versus $3.9 million a year ago.  We finished the quarter with $130.1 million of debt on our balance sheet and $72.9 million in cash.

Net income for the quarter was $1.1 million versus $1.7 million a year ago, or $0.02 per diluted share versus $0.03 per diluted share a year ago.  Weighted average diluted shares outstanding were 69.5 million in the quarter including the warrants that converted to shares during the quarter.  The fully diluted share count at the end of the quarter was 71.1 million and we expect that to increase to approximately 74 million to account for stock grants to employees.

The company is reaffirming its financial guidance for the year.  We continue to expect diluted EPS in the range of $0.32 to $0.36 before giving effect to one-time non-cash stock compensation expense resulting from the company's previously announced employee stock grant.  We are also, as mentioned, on track to open between 40 to 45 stores this year.

Now I'll turn it back to Dov for his closing remarks and for Q&A.

Dov Charney: Excuse me, yes.  As far as closing remarks, we're having an exciting time.  We really see a lot of expansion opportunity this year.  We think we can continue to produce productivity at the store level, and at this point I'd like to open it up to questions. Who’s our first?

Operator: Thank you.  If you would like to ask a question at this time please press star one on your touch tone phone.  If you're using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, star one if you do have a question.  We'll pause for just a moment to assemble our queue.  We'll go first to Todd Slater with Lazard.

Todd Slater, Lazard Capital Markets: Hey there, everybody.  Well it sounds like some really great results in some of the key areas, and I'm a little bit perplexed about the bottom line numbers.  Maybe we can just get back to some of the -- start with maybe the retail segment but I want to understand what you said.  The operating income was up 100% or more in each of your three retail segments as you're describing it.  US retail, Canada retail, and International.

Dov Charney: That's correct.

Todd Slater: Could you do me a favor?  First of all, if you could, because I know Adrian ran though it very quickly and I couldn't get it all down.  If you could go over some of the revenue numbers for each of those segments and maybe give us the EBIT numbers as well to make some sense of it.

Dov Charney: I'll let Adrian do that.

Adrian Kowalewski: Yes, sure.

Dov Charney: Go ahead, Adrian.

Adrian Kowalewski: The revenue for US wholesale, $37.4 million.  US retail is --

Todd Slater: Do you have last year's comparable?

Adrian Kowalewski: Last year was $29.4 million.

Todd Slater: Thank you.

Adrian Kowalewski: US retail for this quarter was $33.1 million.  Last year was $21.2 million.

Todd Slater: Okay.

Adrian Kowalewski: Canada for this quarter was $12.2 million.

Todd Slater: Yes.

Adrian Kowalewski: Last year was $7.1 million.

Todd Slater: Yes.

Adrian Kowalewski: And international this year was $28.9 million and last year was $15.8 million.

Todd Slater: Okay.  And do you break out the operating results for those four divisions?

Adrian Kowalewski: We will in the 10-Q.

Todd Slater: Okay.  Because I'm trying to understand how the -- if all those businesses were up as strongly as it looks and the EBITs were up, you know, the income was up double, that the net operating margin was down a couple million dollars.  And it sounds like just on the wholesale side, due to the gross margins, was there, I mean, a 10 to 12 point margin hit there and I'm assuming maybe there's some kind of a cost accounting change or is there some liquidation product that occurred?

Adrian Kowalewski: Right.  There's an 18% change in the gross margin at US whole between Q1 '08 and Q1 '07.

Todd Slater: Okay.  So maybe you cold help us out with that because that's an extraordinary change.

Dov Charney: Basically what's happening, and I'll let Adrian go into this, you really need to look at the wholesale gross margin on an annualized basis last year.  We've normalized our accounting procedures and so forth and so on, and we're going to be smoothing out the gross margin this year. So Adrian, you want to speak to what was the average gross margin last year?

Adrian Kowalewski: Yes.  Gross margin for the US wholesale last year was in the range of 27, 28%.  So obviously with gross margin at 20% in the first quarter it's kind of out of line based on our prior experience.

Todd Slater: Well, and that was versus 38% the year before.

Adrian Kowalewski: Correct.

Todd Slater: So the first quarter is kind of way overstated and gets smoothed out over the year is what you're (inaudible).

Dov Charney: Right.  At the end of the year you're at a negative gross margin which doesn't make any sense. [Mr. Charney inadvertently stated that the gross margin for US wholesale was negative.  Gross margin for the US wholesale segment was 20.8% in the fourth quarter of 2007.]   So what happens was we were refining procedures and we were making accounting more fluid.  And I think this year you'll see it more, more kind of average in line with a particular secular trend.  So it looks bad for the second, but I think in the second half of the year, you'll see, you'll see a nice pattern which will create less booms and busts through the whole optics of the operation.

Todd Slater: Is there a way to look at -- is there anything else going on in wholesale that would render that business less profitable year-over-year?  Is there any other items other than this accounting, the smoothing of the cost accounting?

Dov Charney: No. The pricing has been stable, our costs are stable as far as yarn price.  We haven't experienced an increase in yarn prices.  We may see a little bit of an increase to the yarn price but then again we might also increase our prices 1 or 2% so I think we'll be in line.  We're not seeing any changes to the buying and selling and manufacturing and selling of t-shirts.  We have added a few employees, who, like Adrian said, we added 600 employees, Q1.  We're continuing to add employees Q2.  We're trying to beef up our manufacturing ability, and the ability to make garments and deal with the expansion.  So there's a little bit of an issue there.  When you hire workers they're not initially as efficient but after 120 to 180 days of them being on a team we have -- we usually develop work as a result of Marty Bailey's participation and his ability to train workers and bring out the best of them.  We're able to experience a very high level of efficiency.  We have some of the highest efficient -- highest efficiencies in the sewing industry worldwide.  So there is -- by the way, everyone, the release is now out.  We apologize about the delay.  So we're able -- so there can be a little bit of the learning curve as we introduce new products and integrate new employees.  There could be a little impact to the wholesale gross margin, but not much.

And what I'd like to say also, is really the cash, the cash cow of our overall operations is retail itself.  That's where we make the most money.  As you can see those are the healthiest divisions.  And just one other matter I did want to bring to everybody's attention is that while we have opened a lot of stores we've opened them, a lot of stores outside the United States where first quarter is negatively impacted by weather.  Europe is colder -- the average temperature in Europe is colder than the average temperature in the United States as far as where our stores are located.  We don't have the California effect.  So, but at the same time being from Montreal and being Canadian I know spring, spring is a very important buying pattern for knit products and we're seeing a nice surge into the momentum of sales as we hit April and May and June and July.  So just the European stores are not as high performance so we're looking at a very, I think we're looking at a good retail momentum.  And as I said, that's where I think a lot of the profits will be generated this year and that's predominantly the reasons why -- reason why we were able to affirm the guidance at 70 to $75 million.

Todd Slater: Okay.  And on that note you said that you still -- that you, that you incurred a charge in the first quarter as well but despite that hit you still feel you can do $70, $75 million in EBITDA.  Could you talk a little bit?

Dov Charney: Absolutely.  That's what we're saying.

Todd Slater: What is the amount of that first quarter impact?

Dov Charney: Adrian, I'll let you answer that one.

Adrian Kowalewski: Sorry, Todd.  The impact of what specifically?

Todd Slater: You said there's something in the first quarter despite the first quarter items or charges, you're still going to achieve $75 (inaudible).

Dov Charney: I'll let Adrian speak to this but you had a lot of first quarter impacts that -- there were some things that hit as still we were able to keep some momentum anyway, if, Adrian, you want to speak to that.

Adrian Kowalewski: Yes, I mean, one easy item is just the director board compensation.  I mean, about $500,000 to directors that goes in the form of stock based compensation, which, because it was granted, we had to recognize in the first period as opposed to amortizing it over the course of the year.  So because that hit the first quarter it negatively impacted the first quarter and made it a little bit non-comparable versus other -- versus the first quarter of '07.

Todd Slater: Okay, so there's a half million there?

Adrian Kowalewski: Yes.

Todd Slater: That's not going to be in the other three quarters?

Adrian Kowalewski: It's not going to be in the other three quarters, yes.

Todd Slater: Okay, and any other -- can you talk about the other items too?  Maybe if we can add them all up.

Adrian Kowalewski: There was $700,000 that we incurred in defense of the wrongful termination suit.  So there had been an effort to bring that to trial and so we incurred legal fees to prepare for that.  So if that comes to a head later this year we'll have already really incurred a lot of the legal expenses required for that.

Todd Slater: But could that continue to reoccur every quarter at the same rate?

Dov Charney: I think what Adrian's saying is that we're prepared for trial and ready to go if we ever do go to trial.

Todd Slater: Okay.

Adrian Kowalewski: Another expense is $400,000 related to the relocation of the Canadian headquarters.  That should be a one-time event.  We also have this ERP cut-over of about $0.5 million because we went live on April 1.

Dov Charney: We had to shut down the factory for three days.  We're trying to realign the computer system, so that ended up costing a large amount of money.  But there's efficiencies on a go-forward basis as a result of the installation of the ERP.  Same thing with the Canadian distribution facility.  It's more efficient and it's a better facility.  We can, you know, not only will we be able to grow more stores in terms of we have more square feet to work with, but additionally just a more efficient location.  So a lot of these things or the garment dye facility that we talked about where we spent a little under $1 million, I mean, that's going to allow us to do new things and generate new profits.  So a lot of these things are also accretive to the performance on a medium and long term basis.

Todd Slater: Sure.  And also maybe you can move to just talk a little bit about some of the balance sheet metric, like cash, debt, inventory position.  If you could give us a sense of how you're managing those line items and also if you could talk a little bit about your sense, your feeling about the business so far this May and for the second quarter.

Dov Charney: I didn't hear your last three words.

Todd Slater: Yes, if you could just tell us a little bit about trends in May and what you're looking for in the -- for the second quarter in terms of revenue trends.

Dov Charney: Well, I just recently toured all the stores in Manhattan and there's very good -- it's freezing over here.  I don't know what's wrong, why it's so cold in New York City.  But there's great momentum at the stores and we're not seeing any kind of recessionary impact at the store level.  And we're also, we're continuing to experience, I mean, I don't want to give anybody a prediction on May too closely because the month's not over, but we're continuing to experience very good momentum.  There has been a little bit of a weather squeeze here in the east coast.  I'm saying from Washington, D.C. through the Maritimes and Quebec and Ontario.  It has been cold.  But we still think we're going to have a fantastic month to be honest with you.

Todd Slater: Okay.  And Adrian, maybe some of the balance sheet metrics?

Adrian Kowalewski: Sure, Todd.  Well I mean in the first part of the year we typically build up our working capital to support the selling season for wholesale.  So inventory increased about $7 million to support that.  We had other increases in trade AR given the growth in our wholesale business in Q1.  So a lot of these are just basically to help grow our business.

Todd Slater: Sure, I understand that.  Can you give us a sense of what they, what they're running at?  Inventory up $7 million from what last year?  Do you know?

Adrian Kowalewski: It's up $7 million from the end of the year.

Dov Charney: I just want to remind you, Todd, that the biorhythm of this business, especially as we become a more predominantly retail company, especially when you take the fact that we're in northern locations, whether that be northern Europe or a northern -- northern United States or I guess southern Canada, most of our profit taking is in Q2 and Q3.  We also think we're going to have a little bump-up possibly, possibly a little bit of fresh momentum on Q4 because you have a better Christmas business if you have more predominantly retail oriented company.  Because wholesale is never good into Q4.  We do, you know, we sell into the printable t-shirt market which is -- doesn't have a lot of strong drive into the cold weather, into the winter solstice.  So best times are yet to come and that's why we're feeling enthusiastic about the year.

Todd Slater: I mean, I don't know that I'm overly concerned about it.  I just wanted to actually make sure you have enough inventory to meet these enormously strong revenues that you're generating out of the stores now.  It sounds like (inaudible).

Dov Charney: I didn't know you asked an inventory question but I think we have, we've kept a good -- our wagon is ready to go.  We're ready to sell goods and I don't think we have an issue.  The people managing production and allocating it to retail are supercharged to do a good job.  The whole team feels like we have something to prove and we want to show the world that we know what we're doing and we're a top tier, first class retailer and there's a lot of people really on the ball, watching, calling stores, checking out what's going on, watching trends on the computer, finding out which colors are right, getting stuff cut, getting stuff sewn, getting stuff in the box and out the door, onto planes, whether those planes be going to Newark or Heathrow and getting the goods into the stores.  There's a lot of passion on -- at the store level as well.  Rip open the boxes and get the stuff on, get the stuff onto the store floors.  We had our weekly conference call this morning and we're ready to go. There's a lot of passion and hunger and good spirit at -- within the inside of the company.  So this is going to be our first -- this is going to be our first year as a public company and we really, we really want to prove that we're ready for primetime.

Todd Slater: Well clearly, I mean, you guys are way outperforming anybody else in retail and just curious -- maybe you could just give us a little bit of color on what some of the -- on some of the selling trends and buying patterns you're seeing out there.  Maybe give us some color over geography too.  What sort of differentiation is there on (inaudible).

Dov Charney: I think that first of all there's been a globalization of the consumer, okay.  It's not like the customer in Stockholm really feels -- is that different than the customer in Los Angeles at this point, okay.  At the same time we're seeing -- a lot of dance products are strong but then also looser fitting products are strong.  We're kind of, the sail boat is facing into the wind on style in that respect.  Acid wash is super strong.  Good washes are great.  We’re seeing acid washed bags

I know are selling well.  And we're looking forward to kind of implementing, we have this new idea.  I don't know if you guys remember the genera, the hyper color t-shirt, but one of the things we're bringing up on a secret sauce basis is the hyper kind of dyed t-shirts.  Acid washed t-shirts and all kinds of different kinds of washes are doing very well at the store levels.  Stripes are fun too.  You got to have the right stripe, not the wrong stripe, but if you have the right stripe you have a hit.  But I think t-shirts are get -- I see a lot of young women also wearing over-sized men's t-shirts.  It kind of reminds me, I mean, I'm 39 years old and I'm seeing some things I saw when I was 18 coming back again so I just close my eyes and remember the past to kind of predict the future.  We're in for a little bit of a cycle, but the main thing is the consumer is starting to understand what we're about, what we represent, and our stores are there for them whether that be in New York or in Miami or in Toronto.  We're there, ready to receive the customer.  And the main thing, I think the big challenge for me as the CEO of this company, is to make sure the goods are on the store floor.  And if we can get the goods on the store floor, because of course we want the hot sellers there, that's what's going to make the difference.  And one of the things we hope to implement at some point, hopefully by the end of the year, we'd like a large number of stores to have the RFID capabilities, because that's the true way we're going to really be able to keep an accuracy to the inventory and make sure we know what's in the back stock, what's on the floor, what's in transit, et cetera.  Because when people come to our stores they often know what they want, we have a repeat customer.  They're often buying the same product they bought before.  Don't forget we have a continuous stream manufacturing and continuous stream of products within the store.  So the key is that we have it there.  So when they want to come in and buy another pair of black socks, we got them.  That's the main thing and that's where we have the biggest opportunity to improve store productivity and generate profits.

Operator: We'll go next to Mickey Schleien with Ladenburg.

Mickey Schleien, Ladenburg Thalmann: Hi, Dov.  It's Mickey with Ladenburg.

Dov Charney: Hi, Mickey.

Mickey Schleien: Dov, I wanted to ask you three questions.  One is in relation to capital investments and the use of the proceeds from the warrants, if you could give us some idea of where that cash, other than the acquisition you announced today, might be going and in particular with reference to ERP.

Dov Charney: We have a dialogue coming up with our board of directors and we'll be taking guidance from the board.  Of course, I'm on the board but I'm not alone so I don't -- Adrian's on the board with me as well.  So stay tuned.  We'll give you some answers on what we plan to do there.  We have some options.

Mickey Schleien: My next question was in terms of inventory turnover.  You just talked about the fact that you've built up inventory and it's important to have inventory available.  As the year progresses, are there any initiatives underway to improve your inventory turnover?

Dov Charney: Well, you got to look at the inventory turns in terms of the number of stores we hope to open or what -- how large the online business becomes.  Well probably we'll taper back inventory at certain points in the year.  Inventory can respirate.  For me what's very important is the composition of inventory is right.  If you have deep inventories of let's say black t-shirts at the right time and the right place, that's not as serious as having deeper inventories on the wrong, let's say, size small brown.  Too many of the wrong thing, so to speak.  That, I think composition is the critical feature and we're working very hard to keep the composition in line. Of course with most people having turned to offshore, offshore manufacturing we have opportunities with a lot of companies.  There's a lot of companies that some of you guys may cover that we sell to, public companies that we sell blank t-shirts to because we offer fast turnaround and fast execution.  And we're comfortable with our inventory positions and we want to be in a safe position to take advantage of our momentum.  Of course we can slow down production at any time.  The key is, again, composition.  Steps (sp?) of the inventory is not as critical.

Mickey Schleien: Okay.

Adrian Kowalewski: Yes, I mean one thing I'd like to add is that the first phase of our ERP implementation was covering MRP, material resource planning.  So that's a major initiative that should, over time, allow us to more efficiently manage our inventory levels because we're not going to need to have as much raw material and finished goods inventory in stock at the factory level.  So over time we should be able to leverage that investment in inventory at the warehouse.

Mickey Schleien: Okay.  A couple last questions.  The debt was reclassified as current debt if I'm not mistaken at the end of '07.  Could you tell us what -- where -- what can we expect in terms of either renegotiation or financing of the debt?  And lastly, did you say earlier in the call that you expect your wholesale margins in '08 to end up looking similar to '07, implying an upward trend as the year progresses?

Adrian Kowalewski: Yes, the second question first on the wholesale, US wholesale gross margins.  We think that for the remaining quarters it's going to end up somewhere in the mid 20s.  So rather than being at 20% in Q1 it's going to be probably somewhere in the mid 20s.

Mickey Schleien: Mid 20s for the last three quarters.  Okay.

Adrian Kowalewski: Yes.

Mickey Schleien: And the debt?

Adrian Kowalewski: And then for the debt, we're working with our lenders to take care of these recurring defaults so we hope to have information on that within the coming weeks.

Mickey Schleien: Very good. Thanks for your time.

Adrian Kowalewski: Thanks, Mickey.

Dov Charney: Is there another question?

Operator: Once again, star one if you do have a question.  We'll go next to Ali Motamed with Boston Partners.

Ali Motamed, Boston Partners: Hi.  I was wondering if you could go through this whole gross margin thing.  Obviously when we look at revenues and when we look at sales you guys know what you're doing better than any of us could hope for. But if you could go through the exact dynamic that led for us to have such a decline in wholesale gross margins.  And then I think you had mentioned that you had some sort of dynamic where there would have been a negative fourth quarter gross margin and that didn't make sense.  Can you kind of go into the nitty gritty a little?  Because I think that will give a lot of us a lot of confidence that beyond the top line and your ability to identify trends and open the stores and deliver on that side that we have a real grasp also of what's going on, on the bottom.

Adrian Kowalewski: I think the point that Dov made earlier that you have to really look at wholesale gross margin for the entire year is really important.  Because for the year the margin was in the 27% range and in Q1 of '07 you had gross margin at 38%.

Ali Motamed: So how does that happen?  What did you allocate cost over that would have led to that?  Because there's going to be an explanation just, you know, you've given it to me.  Why did it happen and what changed and why is that not happening now?

Adrian Kowalewski: I would say to you that Q1 '07 we weren't a public company.  It's not entirely a comparable period so I think you need to look at the audited financial statements for the full year and look at that gross margin.

Ali Motamed: How would it be so high?  I mean, were you allocating over a revenue base?  Were you doing it pro forma?  And then all of a sudden -- pro forma by days, for equipment.

Adrian Kowalewski: We have a standard, we have a standard costing system and we value our inventory at standard cost and we make adjustments based on, based on normal cost accounting.

Ali Motamed: But what were some of those inputs?  Because literally like I think you're doing a fantastic job.  We're a shareholder, right.  I would buy more stock but I can't buy it based on what I just saw right there.  Just off that wholesale gross margin, to me it's a deal breaker to a certain extent.  Unless you go through step by step and you say this is how our costing system was.  This is what changed.  This is what it led to, and this is how it's going to play itself out.  You know what I mean?  It's for (inaudible).

Adrian Kowalewski: One of the things we've been working to do is bring in additional accounting staff and one of the hires that we've made is of an experienced cost accountant to make sure that the costing this year is more accurate on a quarter-to-quarter basis.  Again, last year we were not a public company and we were making a lot of investments to make sure that we could report on a proper basis and I don't think it would be reliable to look at the Q1 '07 gross margin.  We were a private company.

Dov Charney: But at the same time I think it would be reliable to look at the annual audited financial statements.  At that point the auditors were well aware we were becoming a public company and we put a lot of scrutiny onto the cost accounting and we put further scrutiny onto it in the first quarter.  And I mean, I'm not an accountant but I became personally implicated as far as figuring out exactly how we can normalize the gross margin along with Adrian and a team of about eight or nine other people.  I think that we've gotten a hold of the fluidity of how the cost accounting should be structured and I think the guidance that Adrian's putting out will be reliable.

Ali Motamed: Right.  I don't question that, right.  But I do think that it would be very important for you to sit down with the team, whoever the experts are, and I mean, whether it's a press release or a note or something that says, look, this is what we were doing and this is how it changed.

Adrian Kowalewski: Well, actually we have brought in -- right.  We have brought in consultants from Moss Adams, our previous auditors, to help us with cost accounting as well.

Ali Motamed: No, I want you to help me, not to help you.  I want you to help the investors to truly understand, because like I said, you're delivering on the top line like no one else is delivering at this point.  All the questions, all the news articles, all the negative PR is all coming about issues related to this exact thing, right.  And so I mean, it doesn't do you good, I mean, it does you good to a certain extent to keep showing us how well you do on the things you do well, but that's not -- the stock is down where it is for a reason.  And the reason is not anything to do with your ability to deliver comps, Dov.

Dov Charney: All I can say is that I appreciate your advice but you have a -- it's not like we changed our pricing through the course of last year or that efficiencies were changed that much throughout the year.  I think you have an audited financial statement last year indicating a gross margin.  We're now running in tandem with that.  We've itemized some special cost.  I think if you're going to look at the wholesale gross margin quarter-by-quarter we could spend a lot of time doing that.  But I think if, you know, I hear what you're saying but I think if you, if you're not sure, we'll be producing it second quarter and proof will be in the pudding.  At this point we want to focus on the future and we need people to accept our guidance based on last year's audited financial statements.

We spent a few million dollars last year on accounting for a reason.  So anyway, I appreciate your advice but at the same time I think we're putting out the guidance we should and we will march forward with what we have here.

Operator: We'll take a follow-up from Todd Slater with Lazard.

Todd Slater: Thanks.  My question was answered.

Dov Charney: Okay.  Well thanks, Todd.

Operator: And we'll go next to Scott Bommer with SAB Capital Management.

Dov Charney: Hello, Scott.

Scott Bommer, SAB Capital Management: Hey, how are you guys?

Dov Charney: Fantastic, thank you.

Scott Bommer: Could you give us a little clarification.  I guess I understand your answer to the last question, which is the gross margin year-over-year, to just disregard last year's first quarter because it wasn't audited.  But focused on the full year, so if you take the full year last year 27%, but and the first quarter this year came in at 20, I guess the question was what caused the drop?  Can you bridge this from (inaudible)?

Dov Charney: I think (inaudible).

Scott Bommer: 27 --

Dov Charney: I think we talked about the delta in the conference call but I'll reiterate a couple of things.

Scott Bommer: Can I ask a different question?

Dov Charney: You had the start-up of a new garment dye facility which showed a lot but it's going to be accretive on a go-forward basis.  So there's that $900,000.  That thing should normally, ordinarily be profitable, not operating at a loss.  You had, you've hired -- we've hired 600 new industrial workers.  A lot of them are just getting comfortable in their shoes and learning where the lunchroom is in the factory.  So there's a little bit of inefficiency there.  We've also been adding, understand that the manufacturing division, the wholesale division, actually sells to the retail divisions.  We've added a few products, so there's a little bit of a learning curve there.  But I think overall the margin is going to be somewhat in harmony with last year on a go-forward basis.  Is there any other special cost maybe, Adrian, that you want to point to that might have impacted us in Q1?

Adrian Kowalewski: On the gross margin side I think, I mean, you have the start-up costs which you mentioned of the new employees.  I mean, just the two items of the garment dye facility and the ERP cut-over cost of about $1.4 million, that gives you about 370 basis points of margin.  So that's how we're getting back to gross margin for wholesale in the mid 20s.

Scott Bommer: Got you, got you. Okay, and that -- you ought to think that run rate ought to continue for the year basically, that mid 20?

Dov Charney: Right.  Again, like, if it's 25 or 27, a couple of stores can offset that pretty easily.  The cash cow here are -- is the store base.  It’s not the manufacturing side, and quite frankly, if we were in principle only a t-shirt manufacturer like Gildan, we'd probably operate in a much different manner.  But because a lot of the garments we're now manufacturing are for retail and transfer over at cost to the store base, it's not going to be the area where we're going to make a lot of bread (sp?).  The main thing is that we don't want it to cause any diminutive -- we don't want it to have a diminishing effect to the overall earnings but where we're going to make our money is on the store floor.

Scott Bommer: Terrific.  And could you just review very quickly or let me -- tell me if this is correct.  The one-time cost spend, the garment facility $900, the ERP $500.  So that's $1.4 million that went into gross margin.  And then in addition the $700 legal, the $400 stock, and the $400 Canadian headquarters, that is $1.5 million that is going into SG&A?

Adrian Kowalewski: Right.  You also had an incremental $0.6 million of retail pre-opening expenses in Q1 '08 versus '07.

Scott Bommer: Yes.  Although would you deem that one-time as well?  Or is that more -- I left that out because it's --

Dov Charney: I think that's going to be ongoing.  I mean, pre-store opening costs are something we look forward to, but at the same time you have -- if you compared Q1 last year to Q1 this year, there's going to be a delta that has a diminutive effect.  I want to also mention, just to remind you, Scott, about that we hired 600 new works.  By the way, we've hired a lot of workers in Q2 as well.  That's going to hurt us temporarily, but the fact that we have increased capacity, the last time we hired workers at this pace was in 2006.  It's a little helter skelter in the beginning but once people get in rhythm we become unstoppable because none of our competitors own their own manufacturing in the way that we own our own manufacturing, and we're able to make the whole vertically integrated angle that we have, the whole ability to scale quickly, to manufacture efficiently, single country source of origin, where we're able to ship from LA to the world, and all of those efficiencies are created.  But just once in a while you end up flowing in a lot of new workers and it does take a little bit of a toll on the dessert but it's, you know, as people get comfortable they produce more and more garments.  Average team of 10 seamstresses can produce about 2,000 garments a day in the area of, let's say, basic t-shirts.  When they get started they do 600, then they go to 800, then they go to 900.  Eventually they get it up to a quantity that's efficient for us and efficient for them.  Don't forget, we pay a minimum on the factory floor.  As far as seamstresses are concerned, $9.  So even if they learn less than that on their piece rates, we still pay them the $9.  There's this little efficiency of absorbing new workers but we're going to -- inefficiency of absorbing new workers.  But in the end it will pay off and you may see some enhancements to the gross margin maybe later in the year or in years to come.

Scott Bommer: Just in terms of quantifying those 600 workers, do you give any guidance on that?

Dov Charney: Quantifying?

Scott Bommer: Well, you're saying that that was a drag on...

Dov Charney: It's really hard to say.  But it could easily be -- I'd be stabbing in the dark.  I have -- but I know it's a -- it could half a million, it depends.  Because you break even when they're doing about 1,200 garments a day, but really we like to see them doing about 2,000 garments a day, so, as a team.  I'd have to think about it a little bit further but imagine it may have, it may affect things by a point or two.

Scott Bommer: Fair enough.  Terrific.  Thank you very much.

Dov Charney: Thanks, Scott.  We have time for one more question.

Operator: We'll take our last question from Julie Macklowe with Sigma.

Dov Charney: Hello, Julie.

Julie Macklowe, Sigma Capital Management: Hi, Dov.  Congratulations on the strong sales.  Could you give us an update on the CFO hiring process as it seems that you guys are obviously a great company but need some more support around you.

Dov Charney: Well, if I look back at what I said earlier, we're looking to build a world class financial team.  We want to -- we have a very creative company and a creative brand but we want to pursue a strict corporate orthodoxy as far as the financial accounting issues and putting together the team, and we're studying that and working on that very closely.  And hopefully we'll be making -- bringing out some information to the public that will make people feel excited about what we're doing in that arena.  We've also, just to tell you, hired a lot of people right now.  We hired -- recently hired a new, an additional corporate controller and we've made some progress in that area and I think we have Moss Adams participation in the company as well.  And I think we've made some progress but we'll be making some announcements shortly in this area that I think will bring some -- assuage some people's concerns in the financial accounting area.

Julie Macklowe: And when you say soon, would you hope to get a CFO in place in the next three months, the next six months?  Can you give us an idea of the timing?

Dov Charney: Understand, Julie, that we have a CFO in place.  We have, we have -- we have some leadership in place.  Also understand that Adrian does a fantastic job.  He's my right-hand man here.  But again, we plan to bring up some -- bring in some good, new hires in this area and I think people will be pleasantly surprised.

Julie Macklowe: Great.  And obviously Adrian's doing a great job.

Dov Charney: Adrian's doing a fantastic job.  And the whole team at American Apparel is doing a good job. These guys are really walking through the storms with -- doing a fantastic job, putting together the numbers.  It's our first -- this is our first quarter actually being a public company.  I guess, so, right?  The first quarter from beginning to end where we are a public company.  And I think we're going to, we're going to bring -- we want to pursue strict corporate orthodoxy at American Apparel.  We'll leave the creative stuff for the creative team but the financial team is going to be, it's all going to be suit and ties.

Julie Macklowe: Okay, good luck.

Dov Charney: Okay, thanks.

Operator: Thank you, everyone.  That does conclude today's question-and-answer session.  I'd like to turn things back to our speakers for any closing remarks.

Dov Charney: I just want to thank everybody for their patience and their time and we'll see you all in approximately 90 days.  And I also want to thank everybody at American Apparel, putting together all this information and we look forward to making everybody feel good about American Apparel on a go-forward basis.  Thank you very much and I'll see you all at the next ball game. Thank you very much.  Bye.

Operator: Thank you. That concludes today's conference.  You may now disconnect.